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                                                                 Exhibit 10.8

                         EXECUTIVE EMPLOYMENT AGREEMENT

            THIS AGREEMENT is executed as of the 1st day of July, 1995 by and between APCOA, INC., a Delaware corporation with offices at 25550 Chagrin Boulevard, Beachwood, Ohio 44122 (the "Company"), and JAMES V. LaROCCO (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company is engaged in the business of operating and managing open air parking lots and indoor garages and ramps for the purpose of parking motor vehicles on a leasehold, license, concession or management fee basis through the United States under agreement with municipalities, owners of properties, and/or otherwise (the "Business of the Company"); and

            WHEREAS, the Executive has been employed by the Company in a management capacity for several years and during the course of his employment, the Executive has become an experienced and valuable employee and is knowledgeable with respect to the Business of the Company, its trade secrets, customers, market areas, sources of supply and manner of doing business; and

            WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to work for the Company upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises hereto and the agreements and covenants hereinafter contained, the parties hereto, intending to be legally bound, mutually agree as follows:
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      1. Employment and Duties.

            The Company hereby employs the Executive to serve as Executive Vice President and Chief Operating Officer of the Company (or under such title as the Chief Executive Officer may hereafter assign to him). The Executive hereby accepts employment upon the terms and conditions hereinafter set forth. The Executive shall be responsible for operations of the Company as set forth and prescribed by Company operating procedure and policy, corporate standards, and contractual guidelines. He shall report to the President and Chief Executive Officer and perform such duties as may be reasonably assigned to him by such officer. The Executive agrees to comply in all material respects with the Standards of Conduct set forth in Exhibit A hereof ("Standards of Conduct"). The Executive shall devote his entire time, attention and energies to the Business of the Company, and shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive's employment pursuant to this Agreement.

      2. Term.

            (a) The term of this Agreement shall be for a period three (3) years commencing on July 1, 1995 and ending on June 30, 1998.

            (b) If this Agreement has not been terminated as set forth below in
      Section 4 prior to June 30, 1998, and neither party hereto has given written notice to the other party by April 30, 1998 of its desire to have this Agreement terminate at the end of its original term (June 30, 1998), this Agreement shall continue in full force and effect for an additional one-year period following the end of its original term on June 30, 1998, and the


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      same procedure shall apply mutatis mutandis to any extended term of this
      Agreement with respect to periods ending on June 30 in any year after 1998.

      3. Compensation and Other Benefits.

            For the services to be rendered by him pursuant to this Agreement, the Company agrees to provide the Executive, so long as he shall be employed by the Company, the following compensation and benefits:

            (a) Salary at the rate of not less than $165,000.00 per annum ("Base Salary"), payable not less often than monthly in equal installments at the end of each month. The Base Salary figure shall be reviewed annually and may be increased at the sole discretion of the Chief Executive Officer. Any such increase in the Base Salary shall be deemed for all purposes hereunder to be an amendment to this Agreement and this Agreement as so amended shall remain in effect until otherwise terminated as provided herein.

            (b) Such bonuses as the Executive may have earned under the Executive Bonus Plan set forth in Exhibit B hereof.

            (c) Group health and welfare coverages, often fringe benefits such as are enjoyed by senior executives of the Company generally, and such other emoluments and fringe benefits as shall be determined by the Company from time to time.

            (d) Four (4) weeks of vacation annually during which time the Executive's compensation will be paid in full and all other benefits under this Agreement shall continue to be provided to him.

            (e) The Company will furnish the Executive with an automobile, will provide appropriate insurance coverage for such automobile, and will reimburse the Executive for


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      all gasoline and maintenance costs relating to such automobile. Any such reimbursement shall be conditioned upon the Executive presenting to the Company, in accordance with applicable Company policies and procedures, an itemized account concerning his use of the automobile and distinguishing between use in connection with the Business of the Company and otherwise.

            (f) The Company will reimburse the Executive for reasonable business expenses incurred by the Executive relating to the conduct of the Business of the Company. Any such expense reimbursement shall be conditioned upon the Executive presenting to the Company, in accordance with applicable Company policies and procedures, an itemized account of such expenses with supporting documents. Reimbursable expenses shall include reasonable and necessary expenses for entertainment, travel, meals and hotel accommodations.

            (g) The Executive shall be provided with directors and officers liability insurance coverage to the same extent as the other Directors and/or senior officers of the Company, and shall be indemnified by the Company to the full extent permitted by law against liability claims arising out of his activities as an employee of the Company or a member of the Board.

            (h) The Company will provide a Supplemental Pension Plan as described in Exhibit C.

      4. Termination of Agreement.


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            (a) This Agreement shall terminate upon the death of the Executive.
      Upon the Executive's death, a beneficiary (the "Beneficiary") designated by the Executive as prescribed in Section 12 shall be entitled to receive:

                  (i) the amount of the Executive's Base Salary through the date of his death;

                  (ii) any accrued but unpaid amount under Section 3(b) and the amount determined under Section 3(b) hereof for the Company's fiscal year in which the Executive's death occurs as though the Executive had survived and continued to work for the Company pursuant to this Agreement through the end of such fiscal year, payable at the time prescribed in Exhibit B; and

                  (iii) an aggregate amount equal to the sum of (A) the annual
            Base Salary at the time of the Executive's death, and (B) $9,600.00 (which represents the estimated annual value of the Executive's right to use of an automobile provided by the Company and related benefits described in Section 3(e) hereof), payable in twelve (12) equal monthly installments commencing on the first day of the month next following the Executive's death.

      In addition, for a period of twelve (12) months following the Executive's death, (a) the Company shall continue to provide the benefits under
      Section 3(c) to such persons who would have been entitled to such benefits had the Executive survived and continued to be employed by the Company hereunder for such twelve (12) month period.


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            (b) This Agreement shall terminate in the event of the Executive's termination of employment because of disability (as defined below). In such event, the Executive shall be entitled to receive:

                  (i) the amount of the Executive's Base Salary through the date of his termination of employment;

                  (ii) any accrued but unpaid amount under Section 3(b) and the amount determined under Section 3(b) hereof for the Company's fiscal year in which the Executive's disability occurs as though the Executive has continued to work for the Company pursuant to this Agreement through the end of such fiscal year, payable at the time prescribed in Exhibit B; and

                  (iii) an aggregate amount equal to the sum of (A) the annual
            Base Salary at the time of the Executive's disability and (B) $9,600.00 (which represents the estimated annual value of the Executive's right to use of an automobile provided by the Company and related benefits described in Section 3(e) hereof), payable in twelve (12) equal monthly installments commencing on the first day of the month next following the Executive's termination of employment; provided, however, that such payments shall be reduced by any amounts payable to the Executive under any disability benefit program (whether or not insured) maintained by the Company.

      In addition, for a period of twelve (12) months following the Executive's termination of employment because of disability, the Company shall continue to provide the benefits under Section 3(c) to such persons (including the Executive) who would have been


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      entitled to such benefits had the Executive continued to be employed by the Company for such twelve (12) month period.

            For purposes of this Agreement, "disability" shall mean any physical or mental impairment or disability which prevents the Executive from performing his duties under this Agreement for a period of at least one hundred twenty
(120) days and which is expected to be of permanent duration. A determination of whether the Executive is disabled shall be made by two licensed physicians, one appointed by the Board of Directors and one appointed by the Executive. In the event the two physicians are unable to agree with respect to whether the Executive is disabled, the determination of whether the Executive is disabled shall be made by a third duly licensed physician chosen by the two physicians previously appointed.

            (c) This Agreement shall terminate sixty (60) days following the date the Executive receives notice from the Company that it desires to terminate this Agreement. In the event that this Agreement is terminated pursuant to the preceding sentence and without Cause (as defined in subsection (e) below), the Executive shall be entitled to receive:

                  (i) an aggregate amount equal to the greater of either (A) the
            Annual Base Salary at the time this Agreement terminates or (B) the aggregate amount payable to the Executive under the Company's Severance Benefit Policy, payable in twelve (12) equal monthly installments commencing on the first day of the month coinciding with or next following the date this Agreement terminates;

                  (ii) any accrued but unpaid amount under Section 3(b) payable at the time prescribed in Exhibit B;


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                  (iii) not later than the 15th day of the fourth month
            following the close of the Company's fiscal year in which this Agreement terminates, an amount equal to the amount determined under
            Section 3(b) hereof for the Company's fiscal year in which this Agreement terminates (the "Termination Bonus"), determined as though the Executive continued to be employed by the Company through the end of such fiscal year, multiplied by a fraction, the numerator of which equals the number of days remaining in such fiscal year following the date this Agreement terminates plus 365, and the denominator of which equals 365;

                  (iv) in the event this Agreement was scheduled to terminate under Section 2 hereof after the first anniversary of the date this Agreement terminates under this Section 4(c), then during the period commencing on the first anniversary of the date this Agreement terminates under this Section 4(c) and ending on the last day of the month in which occurs the date this Agreement was scheduled to terminate under Section 2 hereof, the Executive shall be entitled to receive each month, commencing with the month which coincides with or next follows the first anniversary of the date this Agreement terminates, an amount equal to the sum of (a) one-twelfth (1/12) of his annual Base Salary plus (b) one-twelfth (1/12) of the Termination Bonus, reduced by any salary or bonus he receives in any such month with respect to performing any of the acts described in the second sentence of Section 6(a) hereof;

                  (v) for a period of twelve months following the Executive's termination of employment, the Company shall continue to provide the benefits


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            under Sections 3(c) and 3(e) to such persons (including the
            Executive) who would have been entitled to such benefits had the Executive continued to be employed by the Company for such twelve-month period but only to the extent provided by a successor employer; provided, however, that any accounting the Executive is required to provide to the Company under Section 3(e) need not distinguish between the use of the automobile in connection with the Business of the Company and other use.

            In the event this Agreement is terminated pursuant to the first sentence of this subsection (c) because the Company discharges the Executive for Cause (as defined in subsection (e) below), the Executive shall be entitled to receive only his Base Salary through the date of his termination of employment and the Company will have no further obligation to Executive under this Agreement or otherwise.

            (d) In the event of the termination of this Agreement because of the Executive's voluntary termination of employment for some reason other than death or disability, the Executive shall be entitled to receive only his Base Salary through the date of his termination of employment and the Company will have no further obligations to Executive under this Agreement or otherwise.

            (e) "Cause" as used in this Agreement shall mean that either:

                  (i) in the judgment of the Board of Directors of the Company, ascertained by a majority vote, the Executive has materially failed for some reason other than illness, injury, or disability to perform his obligations hereunder; or


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                  (ii) the Executive has: (a) committed either any felony
            involving moral turpitude or any crime in the conduct of his official duties which is materially adverse to the welfare of the Company; or (b) committed any material act of fraud against the Company, its parent or affiliates, or materially misused his position for his personal gain or that of any third party; or (c) taken any action (other than an error judgment made in the ordinary course of his duties) materially adverse to the welfare of the Company, including, but not limited to, any violation of the Standards of Conduct attached hereto or any breach of the covenants and conditions contained in Sections 5 and 6 hereof.

      5. Confidentiality and Disclosure of Information.

            (a) The Executive, during his tenure as an officer and employee of the Company, has had and will have access to, and has gained and will gain knowledge with respect to the Company's trade secrets, private and secret processes, as they may exist from time to time, and confidential information concerning its financial statements and operations conducted by the Company, its sales and marketing activities and procedures, its bidding techniques, its design and construction techniques, its customer list of owners of parking facilities or credit and financial data concerning such customers or potential customers (in the aggregate referred to hereinafter as "Secret and Confidential Information"). The Executive acknowledges that such information constitutes a valuable, special and unique asset of the Company as to which the Company has the right to retain and hereby does retain all of its proprietary interests. However, access to and knowledge of such Secret and Confidential Information is essential to the performance of the Executive's services for the Company. In recognition of this fact, the Executive agrees


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      that he will not, during or after his employment with the Company, disclose any of such Secret and Confidential Information to any person, firm, corporation, association or other entity for any reason or purposes whatsoever or make use of any such Secret and Confidential Information for his own purposes or those of another. The provisions contained in this subsection (a) shall also apply to information obtained by the Executive in the course of his employment by the Company with respect to the Company's subsidiary and affiliated companies.

            (b) The Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating to the Business of the Company (in the aggregate referred to as the "Creations") which the Executive has or may conceive, develop or acquire during his employment (whether or not during the usual working hours) together with all patent applications, letters patent, copyrights and reissues thereof that may, at any time, be granted for or upon any of the Creations. At all times during and after his employment, the Executive shall promptly execute any and all documents requested to vest title to any and all of the Creations in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world and render to the Company, at its expenses, any and all assistance required to protect its legal rights thereto.

      6. Restrictive Covenant.

            (a) The Executive recognizes that the Company is relying on its extensive experience, knowledge, ability and contacts in the Business of the Company in entering into this Agreement. For this reason, the Executive covenants and agrees that during the


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      period of his employment by the Company and, if his Agreement terminates pursuant to either Section 4(b), or 4(c) with Cause, or 4(d) hereof, for a period of one year immediately following the termination of this Agreement he shall not have any direct or indirect ownership or other financial interest in, or in any manner become interested in (as principal, agent, consultant, advisor, officer, director, employee or otherwise), any business which competes with the Business of the Company in the geographic market in which the Company is then operating, or solicit business directly or indirectly on behalf of such competing business. Nothing herein shall preclude the Executive from being a member of or servicing as an officer or director of any trade association or from owning, of record or beneficially, in the aggregate up to five percent (5%) of any issue of securities of a publicly traded company.

            (b) Notwithstanding anything to the contrary set forth in Section 13(b) hereof, any dispute between the parties with respect to the interpretation or enforceability of Section 6(a) hereof (Restrictive Covenant) as it applies to a termination for Cause under Section 4(c) hereof or any dispute with respect to any amount payable under Section 4(c)(iv) hereof which cannot be settled amicably by the parties hereto shall be settled by final and binding arbitration in Cleveland, Ohio in accordance with the rules of arbitration of the American Arbitration Association.

      7. Remedies.

            It is recognized by the Executive that a special and confidential relationship exists between the Company and the Executive because of his knowledge, expertise and judgment and the dependency of the Company on his knowledge, expertise and judgment. The Executive


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agrees that the remedy at law for any breach or unthreatened breach of the covenants set forth in Sections 5 and 6 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain. The Executive further agrees that in the event of any such breach or threatened breach by the Executive, in addition to any and all other legal and equitable remedies available, the Company may have any such actions enjoined by any court authorized by law to take such action.

      8. Physical Examination.

            The Executive shall undergo an annual physical examination. The cost of such physical examination shall be borne by the Company. A written report of the results of such physical shall be submitted to the Chief Executive Officer of the Company.

      9. Assignment.

            This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The performance of the Executive hereunder is personal and nonassignable.

      10. Invalidity.

            (a) The territorial, time and other limitations contained in Sections 5 and 6 are reasonable and properly required for the adequate protection of the Business of the Company, and in the event that anyone or more of such territorial, time or other limitation is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the parties acknowledge agree that such limitation shall remain and be valid in all other jurisdictions.


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            (b) If any provision, term, clause or part thereof in this Agreement is valid, it shall not affect the remainder of said provision, term or clause of this Agreement, but said remainder shall be binding and effective against both parties hereto.

      11. Representations and Warranties of the Parties.

            (a) The Company represents and warrants to the Executive that (i) the Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware; and (ii) the Company has the power and authority to enter into and carry out this Agreement, and there exists no contractual or other restriction upon its so doing.

            (b) The Executive represents and warrants to the Company that there exists no contractual or other restriction upon his entering into and carrying out this Agreement.

      12. Post-Mortem Payments; Designation of Beneficiary.

            In the event that, following the termination of the Executive's employment with the Company, the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, such payments shall be made to the Executive's beneficiary designated hereunder. At any time after the execution of this Agreement, the Executive may prepare, execute, and file with the Secretary of the Company a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit D. The Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Secretary of the Company. In the event the Executive fails to designate a beneficiary, following the death of the Executive all payments of the amounts specified by this Agreement which would have been paid


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to the Executive's designated beneficiary pursuant to this Agreement shall instead be paid to the Executive's spouse, if any, if she survives the Executive or, if there is no spouse or she does not survive the Executive, to the Executive's estate.

      13. Miscellaneous.

            (a) This Agreement, including its attachments, contains the entire agreement between the parties and incorporates and supersedes any and all prior discussions or agreements the parties may have had with respect to the terms of the Executive's employment with the Company. This Agreement may be not be changed orally, but only by a writing signed by each of the parties. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement and executed by the party waiving compliance. The failure of a party at any time, or from time to time, to require performance of any of the other party's obligations under this Agreement shall in no manner affect the waiving party's right to enforce any provisions of this Agreement at a subsequent time, and the waiver by any party of any right arising out of any breach by the other party shall not be construed as a waiver of any right arising out of any subsequent breach.

            (b) This Agreement has been executed in the State of Ohio and shall be governed and interpreted in accordance with the laws of the State of Ohio without regard to conflict of law provisions. Except as set forth in
      Section 6(b) hereof, any disputes between the parties which cannot be settled amicably shall be subject to the jurisdiction of the courts of Ohio.


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            (c) Any notices required under this Agreement shall be in writing and effective when received by the other party. Notices to the Executive shall be addressed to him at his then current mailing address on file at the Company. Notices to the Company shall be addressed to the Secretary of the Company at the Company's headquarters.

            (d) The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

            (e) The Company may withhold from any amounts payable to the Executive, the Executive's beneficiary designated hereunder, or any other person, all amounts necessary to satisfy the requirements of any state or federal statute including, without limitation, the requirements of the United States Internal Revenue Code.

            IN WITNESS WHEREOF, the parties hereto, tending to be legally bound, have executed this Agreement this 19th day of October, 1995.

ATTEST:                                 APCOA, INC.
                                        (The "Company")



/s/                                     BY: /s/ G.W. Stuelpe
--------------------------------            ------------------------------------
                                            G.W. STUELPE,
                                            President and
                                            Chief Executive Officer


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WITNESS:



/s/                                     BY: /s/ James V. LaRocco
--------------------------------            ------------------------------------
                                            JAMES V. LaROCCO
                                            (the "Executive")


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                                    EXHIBIT A

                                   GUIDELINES

      1. Standards of Conduct and Business Ethics. The Board of Directors of Apcoa, Inc., a Delaware corporation (the "Company"), has adopted a corporate policy for itself and all other corporations, entities, or persons that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company ("Affiliates") regarding Standards of Conduct and Business Ethics, in order to provide directors, officers and employees of the Company or its Affiliates with guidelines to assist them in fulfilling their responsibilities to the public, the stockholders and the Company.

            This policy is equally applicable to all of the foreign operations of the Company or its Affiliates except where modified by specific foreign laws and regulations.

            As no policy statement can cover the total range of daily activities, it is recognized that questions of compliance will arise. Such questions should be directed through normal communications procedures to the Company's General Counsel at Company Headquarters.

            Your attention is also specifically directed to the fact that disregard of sections of this policy could result in your dismissal as an employee as well as the imposition of civil and criminal penalties against the Company or its Affiliates and you personally.

            All personnel are requested to read this policy and conform to the principles stated therein.

      2. Policy. It is the policy of the Company that the directors, officers and employees of the Company or its Affiliates shall conduct their activities so as to avoid loss or embarrassment to the Company or its Affiliates. Either by implication or in reality, the objective


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exercise of sound ethical business judgment should not be in any manner limited by any relationship, any activity or any practice. The Company recognizes and respects the individual's right to engage in outside activities. However, the Company reserves the right to determine when these activities create a conflict of interest. All conduct of the individual must conform to the best interests of the Company and its Affiliates.

      3. Reciprocity. Because of the nature and variety of the business engaged in by the Company and its Affiliates, certain legal problems could arise with respect to purchases made by the Company or its Affiliates if such purchases are conditioned upon suppliers' purchasing products and/or services sold by the Company or its Affiliates. Conversely, similar legal problems could arise if customers were to condition their purchases from the Company or its Affiliates upon a reciprocal purchase of products or services from them. This practice, commonly referred to as "reciprocity," is prohibited by various federal and state laws.

            It is the policy of the Company that the Company and its Affiliates comply with all applicable federal, state and local laws. The guidelines set forth below have been designed to ensure full compliance with such laws. These guidelines apply to all personnel having purchase or sales responsibilities. The executives of the Company and its Affiliates should disseminate these guidelines to appropriate employees and agents and require adherence thereto.

      4. Purchase/Sales Guidelines. The following guidelines with respect to purchases and sales made by the Company or its Affiliates apply to all employees and agents of the Company or its Affiliates:


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            (a) No employee or agent of the Company or its Affiliates having purchasing responsibilities or duties shall purchase any products or services from, or enter into or adhere to any contract, agreement or the condition or understanding that purchases made by him on behalf of the Company or its Affiliates will be based or conditioned upon any sales to such supplier by the Company or its Affiliates.

            (b) No employee or agent of the Company or its Affiliates having sales responsibilities or duties shall on behalf of the Company or its Affiliates sell products or services to, or enter into or adhere to any contract, agreement or understanding with any actual or potential customer on the condition or understanding that any purchase by the Company or its Affiliates from such customer will be based or conditioned upon any sales of the Company or its Affiliates to such customer.

            (c) No employee or agent of the Company or its Affiliates shall issue to personnel with primary purchasing responsibility any lists, notices, or other data identifying customers and their purchases from the Company or its Affiliates or specifying or recommending that purchases be made by the Company or its Affiliates from any of such customers.

            (d) No employee or agent of the Company or its Affiliates shall issue to personnel with primary sales responsibilities any lists, notices or other data pertaining to purchases made by the Company or its Affiliates from particular suppliers.

            (e) No employee or agent of the Company or its Affiliates shall prepare or maintain statistical computations which compare purchases from suppliers who supply products or services to the Company or its Affiliates.


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            (f) No employee or agent of the Company or its Affiliates shall:

                  (i) Communicate to any actual or potential seller or supplier of the Company or its Affiliates that preference will be given to the purchase of such seller's products or services based upon sales by the Company or its Affiliates to such supplier.

                  (ii) Compare or exchange statistical data with any such seller or supplier to facilitate any relationship of mutual purchases and sales between such seller or supplier and the Company or its Affiliates.

                  (iii) Communicate to any such seller or supplier the fact that the Company or its Affiliates have made any purchases from such seller or supplier for the purpose of inducing a purchase by such seller or supplier.

                  (iv) Direct or recommend that the Company or its Affiliates purchase products or services from any seller or supplier for the purpose of reciprocating purchases made by, or promoting sales to, such seller or supplier.

                  (v) Agree with any seller or supplier that such seller or
            supplier will purchase products or services from the Company or its Affiliates in order to reciprocate purchases made by the Company or its Affiliates from such supplier.

      5. Standards of Business Ethics. To determine if a specific interest creates a conflict with the interests of the Company or its Affiliates, or if a specific interest creates a conflict with interests of the Company or its Affiliates, or if a specific practice violates an ethical standard is more difficult without judging the immediate circumstances involved. Moral and legal standards are relative measurements of proper behavior. Therefore, the Company can only set forth specific examples that may limit an individual's ability ethically and/or legally to perform his or her duties for the Company or its Affiliates. Such examples include:

            (a) Having any position or interest in any other business enterprise operated for a profit which would or could reasonably be supposed to conflict with the proper performance of the employee's duties or responsibilities, or which might tend to restrict the employee's independence of judgment with respect to a transaction between the Company or its Affiliates and such other business enterprise.

            (b) Seeking to, accepting, offering or providing either directly or indirectly from or to any individual, partnership, association, corporation or other business entity or representative thereof, doing or seeking to do business with the Company or its Affiliates the following: loans (except with bank or other financial institutions), services, payments, vacation or pleasure trips, or any gifts to more than nominal value, or gifts of money in any amount.

            (c) Benefiting personally from any purchase of any goods or services of any nature by the Company or its Affiliates, or deriving personal gain from actions taken or associations made in any capacity as an employee of the Company or its Affiliates.

            (d) Directly or indirectly acquiring as an investment, any stock of any corporation engaged in the concession business or any business in competition or doing business with the Company or its Affiliates, with the exception of nominal stock-holdings in publicly held corporations.

            (e) Disclosing to a third party any information or data regarding the financial status, decisions or plans of the Company or its Affiliates which might be prejudicial to the interests of the Company or its Affiliates, without first obtaining proper authorization.

            (f) Misusing one's position with the Company or its Affiliates or knowledge of the affairs of the Company or its Affiliates for personal gain or benefit.

            (g) Acquiring securities or other property (such as real estate) which the Company or its Affiliates have a present or potential interest in acquiring.

            (h) Carrying on of the business of the Company or its Affiliates with a firm in which the employee or near relative of the employee has an appreciable ownership interest, without disclosing the relationship and obtaining Company approval.

            (i) Engaging in practices or procedures which violate any laws, rules or regulations applying to the conduct of the business of the Company or its Affiliates or licenses held by the Company or its Affiliates, including violation of any antitrust laws.

            (j) Contributing funds or property of the Company or its Affiliates for political contribution purposes, in violation of local, state or federal laws.

            (k) Using or permitting others to use the services of the employees of the Company or its Affiliates or materials or equipment of the Company or its Affiliates for personal use or gain.

            (l) Condoning or failing to report to appropriate Company authority the activities of any other officer or employee of the Company or its Affiliates which violate the principles set forth in this policy statement.

            (m) Any other and all business practices which are construed or accepted by the general business community as unethical or in violation of law.

      6. Obligations of Directors, Officers and Employees. Employment by or association with the Company or its Affiliates carries with it the responsibility to be constantly aware of the importance of ethical conduct. The individual must disqualify himself from taking part, or exerting influence, in any transaction in which his own interests may conflict with the best interests of the Company or its Affiliates.

            Interests which might otherwise be questionable may be entirely proper if accompanied by a full advance disclosure which affords an opportunity for prior approval or disapproval. The obligation to make such disclosure rests upon the individual. All disclosures should be directed through normal communication procedures to the Company's General Counsel at Company Headquarters.

            Upon disclosure, the Company recognizes that there may be many borderline situations, and it does not intend to be unreasonable in considering these cases, giving recognition to the attendant circumstances.

            Should disclosure by an individual indicate the possibility of a conflict of interest, the individual will be given a reasonable time to remedy the situation.

            From time to time questions may arise with respect to this Company policy for which it is appropriate to consult with legal counsel. It is the responsibility of each officer and employee to recognize these situations and seek legal advice. Such advice may be obtained by contacting the Company's General Counsel at Company Headquarters. It is never a mistake to consult with counsel when in doubt with respect to the legality of a proposed course of action.

      7. Compliance with Antitrust Laws. It is the policy of the Company to comply with all applicable federal and state antitrust laws, including trade regulation laws, and it is expected that all of the officers and employees of the Company or its Affiliates will likewise comply. The failure to comply with applicable antitrust laws may subject the Company or its Affiliates and/or the individuals involved to criminal and civil penalties, including substantial fines and imprisonment, treble damage liability, injunctions or other court orders adversely affecting the operation of the business of the Company or its Affiliates, and the high cost of defending an antitrust case.

            The Company's General Counsel at Company Headquarters coordinates the handling of the legal affairs of the Company or its Affiliates. His staff is always available for consultation with respect to compliance with the antitrust laws. In addition, special legal counsel will be furnished, if required. No officer or employee of the Company or its Affiliates is authorized to take any action which the Company's General Counsel has previously advised would constitute a violation of the antitrust laws.

            To the extent it is legally able to do so, the Company shall be prepared to accept and/or defend any individual who has acted in good faith upon the advice of the Company's General Counsel, but who nevertheless has become involved in antitrust proceedings in the course of his employment by the Company or its Affiliates. Any individual who has violated the antitrust laws or is convicted of so doing shall be subject to appropriate disciplinary action, including dismissal, if such individual acted without seeking the advice of the Company's General Counsel or acted contrary to his advice.

            (a) Rules to Follow. Many of the questions arising under the antitrust laws must be resolved in the context of a particular fact situation. However, there are a number of clearly established rules of conduct which must be observed by all officers and employees of the Company or its Affiliates in all circumstances in order to assure that the Company or its Affiliates and the individuals involved are in full compliance with the antitrust laws.

            Set out below are a number of these rules and several other guidelines with respect to the application of the antitrust laws to the activities of the Company or its Affiliates:

                  (i) No officer or employee of the Company or its Affiliates shall enter into, or attempt to enter into, any understanding, agreement, plan or arrangement, whether formal or informal, written or oral, express or implied, with any competitor in regard to prices, discounts, terms or conditions of or refusing to deal with any actual or potential customers or suppliers of the Company or its Affiliates.

                  (ii) No officer or employee of the Company or its Affiliates shall give to or accept from a competitor, in written or oral form, or discuss with a competitor, any information concerning prices, terms or conditions of sale, or other competitive information except where: (a) the information or discussion is relevant and necessary to a bona fide existing or prospective customer or supplier relationship between the Company or its Affiliates and such competitor or supplier, or (b) the Company's General Counsel advised in writing that such conduct or discussions would be proper because there would be no reasonable basis for asserting a violation of the antitrust laws.

      8. Implementation Procedure. It is difficult to define all situations and circumstances with precision in a policy. If there are nay questions at any time on present or future interpretations of this policy or the propriety of any conduct, employees of the Company or its Affiliates are requested to consult with the Company's General Counsel at Company Headquarters to make sure of the propriety of the action contemplated.

            In matters of antitrust and other specialized areas, the Company retains outside counsel who can be consulted as the need arises. The services of outside counsel may be obtained by making your request to the Company's General Counsel at Company Headquarters.

                                    EXHIBIT B

                              EXECUTIVE BONUS PLAN

                                JAMES V. LaROCCO

            No later than April 15 following the end of each calendar year during the term of this Executive Employment Agreement, the Executive shall be entitled to receive a bonus of up to 40% of the Base Salary paid to the Executive during such calendar year. Eligibility for bonus shall be based solely on the following criteria and up to the following percentages of Base Salary for each such criterion:

            20%    -    Achievement of the Company's annual Financial Plan.
                        This portion of the bonus shall be prorated based upon
                        the percentage of achievement of the annual Financial
                        Plan in the event the annual Financial Plan is not
                        achieved in full.

            10%    -    Achievement of specific management goal set by the
                        President of the Company at the beginning of such year.

            10%    -    At the sole discretion of the President of the Company.

            ----
            40%    Maximum Bonus

                                    EXHIBIT C

                            SUPPLEMENTAL PENSION PLAN


            IN CONSIDERATION of the mutual promises contained herein, it is agreed by the Executive and the Company as follows:

            1. The Executive may retire from active employment at any time after he reaches ages 65.

            2. Upon retirement, the Company shall provide the Executive with a retirement benefit of 240 equal consecutive monthly payments of $4,166.67. The first monthly payment shall be made on the first day of the month coinciding with or next following the date of the Executive's retirement.

            3. In the event the Executive dies after commencement of payments under paragraph 2 hereof, but before he received the number of monthly installments set forth therein, the Company shall pay the remainder of said monthly installments to the executive's designated beneficiary hereunder. For purposes of this provision, the executive's designated beneficiary hereunder is Cindi LaRocco. Executive shall have the right to change such beneficiary at anytime hereafter, either prior to or after retirement, by notifying the Company in writing of such change.

            4. If the executive shall die prior to age 65 while in the active employment of the Company, the Company shall pay the Executive's designated beneficiary an aggregate of $491,000 in 60 equal monthly installments of $8,183.33. The first installment shall be paid on the first day of the month following the month in which the Executive dies.

            5. This Plan is part of a certain Executive Employment Agreement (the "Employment Agreement") dated July 1, 1995. Nothing herein shall prevent the Company from


                                       -1
terminating the Employment for "cause" in accordance with the terms thereof, and in which event this Plan shall be terminated and void in all respects and neither party shall have any further responsibility for satisfying any obligations that may have otherwise arisen hereunder. However, should the Executive's employment terminate prior to retirement for any reason, other than for "cause," resignation, disability or death, the Insurance Policy shall be transferred by the Company to the Executive within thirty days after such termination, and the full value of the Insurance Policy and its full cash surrender value shall become the sole property of the Executive to do with as he sees fit.

            In the event of the Executive's resignation which is not associated with termination for "cause" or for disability, the Company shall cancel the Insurance Policy and provide the Executive with the cash surrender value according to the following schedule:

                 After five (5) full years' service     =  25%

                 After ten (10) full years' service     =  50%

                After fifteen (15) full years' service  =  75%

              After twenty (20) full years' service     = 100%

            In the event of permanent disability the Company will continue to pay the premiums on the full value of the Insurance Policy for twelve months following the Executives' termination because of such disability in accordance with Section 4(b) of the Employment Agreement and after twelve months to transfer the full value of the Insurance Policy to the Executive within thirty days. The full value of the Insurance Policy and its full cash current value shall become the sole property of the Executive to do with as he sees fit, and the Company shall have no further responsibility to fulfill any terms of the Plan or to continue to pay premiums on the Insurance Policy after the transfer of the Insurance Policy has been completed.

            6. For so long as Executive is receiving payments hereunder, Executive agrees that Sections 5, 6 and 7 of the Employment Agreement shall remain in full force and effect.

            7. Nothing in this Plan shall prevent Executive from receiving, in addition to any amounts he may be entitled to under the Plan, any amounts which may be distributable to him at any time under any pension plan, profit sharing or other incentive compensation or similar plan of the Company now if effect or which may hereafter be adopted.

            8. This Plan shall be binding upon the Executive, his heirs, executors, administrators and assigns, and on the Company, its successors and assigns. The rights of Executive hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

            9. This Plan may be altered, changed, amended or terminated only by writing signed by the party to be bound thereby.

            10. This document has been executed in the State of Ohio and shall be interpreted in accordance with the laws of that State without regard to conflict of law provisions.

            11. This document contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any and all prior discussions or agreements the parties may have had with respect thereto (including any prior Supplemental Pension Plan).

                   EXHIBIT D TO EXECUTIVE EMPLOYMENT AGREEMENT

                           DESIGNATION OF BENEFICIARY

            Effective July 1, 1995, I, the undersigned, entered into an Executive Employment Agreement with APCOA, INC. Pursuant to the terms of said Agreement, I have the right to designate a beneficiary to receive, in the event of my death, certain payments pursuant to said Agreement. I, therefore, exercise this right and designate Cindi LaRocco to receive any such payments if (s)he survives me, but if Cindi LaRocco does not survive me, I designate Estate. Any and all previous designations of beneficiary made by me are hereby revoked, and I hereby reserve the right to revoke this designation of beneficiary.



                                       /s/ James V. LaRocco
                                       ------------------------------------
                                       JAMES V. LaROCCO


Date: 10/19/95
      --------

            Receipt of this Designation of Beneficiary form is acknowledged by the undersigned Secretary of APCOA, INC.


                                       APCOA, INC.


                                       By: /s/ James C. Burdett
                                           --------------------------------
                                           Assistant Secretary


Date: 10/19/95
      --------

                                      -29-